Exhibit 16.1

[Ernst & Young LLP Letterhead]

December 30, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated December 30, 2013, of Farmer Bros. Co. and are in agreement with the statements contained in the first through fifth paragraphs on page 2 therein with the exception of the statement in the first paragraph that “the Audit Committee approved the engagement of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm effective as of such date” as to which we have no basis to agree or disagree. We have no basis to agree or disagree with other statements of the registrant contained therein.
Regarding the registrant's statement concerning the lack of internal control to prepare financial statements, included in the third paragraph on page 2 therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant's 2013 financial statements.

/s/ Ernst & Young LLP